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P R E S S    R E L E A S E


AUTOLIV SUBSIDIARY ANNOUNCES EXTENSION OF TENDER OFFER FOR SHARES OF OEA, INC.

(STOCKHOLM, APRIL 25, 2000) - AUTOLIV, INC. (NYSE: ALV AND SSE: ALIV) - THE WORLDWIDE LEADER IN AUTOMOTIVE SAFETY SYSTEMS - ANNOUNCED TODAY THAT ITS INDIRECT WHOLLY OWNED SUBSIDIARY, OEA MERGER CORPORATION, IS EXTENDING ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF OEA, INC. FOR $10.00 PER SHARE, NET TO THE SELLER IN CASH, UNTIL MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 1, 2000. THE OFFER HAD PREVIOUSLY BEEN SCHEDULED TO EXPIRE ON APRIL 24, 2000. THE TERMS OF THE EXTENDED OFFER OTHERWISE ARE IDENTICAL TO THE ORIGINAL OFFER AS SET FORTH IN OFFERING MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000.

BASED ON INFORMATION PROVIDED BY FIRST CHICAGO TRUST COMPANY OF NEW YORK, AS DEPOSITARY, APPROXIMATELY 17,863,616 MILLION SHARES OF OEA, INC. HAVE BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (INCLUDING 158,521 SHARES SUBJECT TO GUARANTEES OF DELIVERY), REPRESENTING APPROXIMATELY 81% OF ALL OUTSTANDING SHARES. UNDER THE TERMS OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 12, 2000 BETWEEN AUTOLIV, INC., OEA MERGER CORPORATION AND OEA, INC., OEA MERGER CORPORATION MAY EXTEND THE OFFER FOR FIVE BUSINESS DAYS IF THE NUMBER OF SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IS LESS THAN 90% OF ALL OUTSTANDING SHARES. OEA MERGER CORPORATION IS EXTENDING THE OFFER IN ORDER TO OBTAIN 90% OF ALL OUTSTANDING SHARES.

AUTOLIV, INC. DEVELOPS AND MANUFACTURES AUTOMOTIVE SAFETY SYSTEMS FOR ALL MAJOR AUTOMOTIVE MANUFACTURERS IN THE WORLD. THE COMPANY HAS MORE THAN 60 WHOLLY OWNED SUBSIDIARIES AND JOINT VENTURES WITH CLOSE TO 23,000 EMPLOYEES IN 29 VEHICLE-PRODUCING COUNTRIES. IN ADDITION, THE COMPANY HAS EIGHT TECHNICAL CENTERS AROUND THE WORLD, INCLUDING 19 TEST TRACKS, MORE THAN ANY OTHER AUTOMOTIVE SAFETY SUPPLIER. SALES IN 1999 AMOUNTED TO US $3.8 BILLION AND NET INCOME US $200 MILLION. THE COMPANY'S SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE (NYSE: ALV), ITS SWEDISH DEPOSITARY RECEIPTS ON THE STOCKHOLM STOCK EXCHANGE (SSE: ALIV) AND ITS STOCK OPTIONS ON THE CHICAGO BOARD OPTIONS EXCHANGE (CBOE: ALV.)

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Inquires:
Lars Westerberg, President & CEO, Autoliv Inc., Tel +46 (8) 58 72 06 20 Tom Hartman, President Autoliv Inflators, Tel. +1 (801) 625-9564
Mats Odman, Dir. Corp. Comm., Tel +46 (8) 587 20 623 or +46 (708) 32 09 33
Barry Murphy, Director Investor Relations, Tel. +1 (248) 475-0409

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Autoliv Inc.<                                   Autoliv North America, Inc.
Klarabergsviadukten 70, Sec. E                  1320 Pacific Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden   Auburn Hills, MI 48326-1569, USA
Tel +46 (8) 58 72 06 00, Fax +46 (8) 411 70 25  Tel +1 (248) 475-0409, Fax +1 (248) 475-9831
e-mail: mats.odman@autoliv.com                  e-mail: barry.murphy@autolivasp.com
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